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                                                                     Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

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

                                                              THREE MONTHS                 SIX MONTHS
                                                              ------------                 ----------
                                                         6/30/00       6/30/99      6/30/00         6/30/99
                                                         -------       -------      -------         -------
             BASIC
       --------------------

Net earnings applicable to common stock:

     Net Income (Loss)                                 $   763,681   $  577,177   $(1,175,308)   $  (256,716)
     Deduct preferred stock dividends paid                 (31,830)     (31,830)      (63,660)       (63,660)
                                                       -----------   ----------   -----------    -----------

Net earnings/(loss) applicable to common stock         $   731,851   $  545,347   $(1,238,968)   $  (320,376)
                                                       ===========   ==========   ===========    ===========

Weighted average number of common shares outstanding

                                                         7,840,584    6,399,161     7,173,001      6,093,450
                                                       ===========   ==========   ===========    ===========

EARNINGS/(LOSS) PER COMMON SHARE - BASIC               $      0.09   $     0.09   $     (0.17)   $      (0.05)
                                                       ===========   ==========   ===========    ===========
EARNINGS/(LOSS) PER COMMON SHARE - DILUTED             $      0.07   $     0.09   $     (0.17)   $      (0.05)
                                                       ===========   ==========   ===========    ===========

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